Exhibit 10.37

Directors’ Deferred Fee Plan

(as amended through January 1, 2008)

ARTICLE I

PURPOSE

The purpose of the Sprint Nextel Corporation Directors’ Deferred Fee Plan (hereinafter referred to as the “Plan”) is to provide funds upon Separation from Service or death for Directors (and their Beneficiaries) of Sprint Nextel Corporation. It is intended that the Plan will aid in retaining and attracting Directors of exceptional ability by providing such Directors with a means to supplement their standard of living. The Plan, as amended, restated and renamed and as set forth herein, shall be effective as of January 1, 2008 for the purpose of permitting deferrals of compensation earned and vested after December 31, 2004 and any amounts credited thereon, including pursuant to paragraphs 6.3 and 6.4. All amounts deferred under the Plan prior to January 1, 2005, that were earned and vested prior to January 1, 2005, and any amounts credited thereon (including pursuant to paragraphs 6.3 and 6.4), shall be governed by the terms of the Plan as in effect on October 3, 2004 and as subsequently amended on February 8, 2005. Amendments made effective February 8, 2005 were to allow accelerated vesting of one time grants, and these amendments did not result in a material modification of the Plan as in effect on October 3, 2004. Nothing in this amended, restated and renamed Plan document shall affect deferred amounts under the Plan that were earned and vested prior to January 1, 2005 and any amounts credited thereon. It is intended that all amounts deferred under the Plan that were earned and vested prior to January 1, 2005, and any amounts credited thereon, shall be grandfathered from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The determination of whether amounts deferred under the Plan, or any amounts credited thereon, were earned and vested prior to January 1, 2005 shall be made in accordance with Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account Transfer Request. “Account Transfer Request” means a written notice, in a form prescribed by the Company, by a Participant to transfer all or any portion of one Deferred Benefit Account to another Deferred Benefit Account as provided for in paragraph 6.6.

2.2 Amendment of Payment Election Form. “Amendment of Payment Election Form” means a written notice, in a form prescribed by the Company, filed with the Company by a Participant to change the manner in which such Participant’s Deferral Benefits are to be paid.

2.3 Beneficiary. “Beneficiary” means the person, persons, or entity designated by the Participant, as provided in Article VIII, to receive any benefits payable under the Plan. Any Participant Beneficiary Designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted, and acknowledged in writing by the Company.

2.4 Board “Board” means the Board of Directors of the Company.

2.5 Committee. “Committee” means the Compensation Committee of the Board.

2.6 Company. Except as otherwise provided in paragraph 7.1, “Company” means Sprint Nextel Corporation, or any successor thereto.

2.7 Deferral Benefit. “Deferral Benefit” means the benefit payable to a Participant under the Plan, as calculated in Article VII hereof.

2.8 Deferred Benefit Account. “Deferred Benefit Account” means the accounts maintained on the books of account of the Company for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account shall be maintained for each Participant to reflect (a) separate deferral elections made pursuant to separately executed Participation Agreements, (b) Account A and Account B elections made by each Participant in each such Participation Agreement, and (c) One Time Grants.

A Participant’s Deferred Benefit Account shall be used solely as a device for the measurement and determination of the amounts to be paid to the Participant or the Participant’s Beneficiary pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

2.9 Determination Date. “Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

2.10 Director. “Director” means a member of the Board of Directors of the Company who is not an employee of the Company or its subsidiaries.

2.11 Fee. “Fee” means any cash compensation paid to a Director for his services as a Director other than a distribution under this Plan.

2.12 Interest Yield. “Interest Yield” means, with respect to any calendar month, the greater of (i) the prime rate in effect at Citibank, N.A., at the opening of business on the first business day of the month, or if said bank, for any reason, no longer publishes its prime rate, the prime rate similarly determined of another major bank selected by the Company and (ii) six percent per annum.

2.13 New Director. “New Director” means a Director who had not accumulated at least five years of service as a Director as of December 10, 1996 and any Director who is first elected after such date. Each New Director is entitled to a One Time Grant.

2.14 One Time Grant. “One Time Grant” means a one time grant to New Directors of Share Units credited into Account B. The number of Share Units to be granted to each New Director is determined by the Committee.

2.15 Participant. “Participant” means any New Director and any Director who elects to participate by filing a Participation Agreement as provided in Article IV.

2. 16 Participation Agreement. “Participation Agreement” means the agreement, in a form prescribed by the Company, filed by a Participant before the beginning of the period in which the Participant’s Fees are to be deferred pursuant to the Plan. A new Participation Agreement shall be filed by the Participant for each separate Fee deferral election.

2.17 Plan. “Plan” means the Sprint Nextel Corporation Directors’ Deferred Fee Plan as set forth in this document, effective for amounts earned and vested after December 31, 2004. This Plan is the successor to, and comprises an amendment and revision of, the United Telecommunications, Inc., 1985 Directors’ Deferred Fee Plan adopted February 12, 1985. This Plan was previously known as the Sprint Corporation Directors’ Deferred Fee Plan.

2.18 Plan Administrator. “Plan Administrator” means the person appointed by the Company to represent the Company in the administration of this Plan.

2.19 Plan Year. “Plan Year” means a twelve month period commencing January 1 of a year and ending on December 31 of the same year.

2.20 Separation from Service. “Separation from Service” has the same meaning as described under Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder. For purposes of the determination of whether a Participant has had a “separation from service” as described under Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder, the terms “Company,” “employer” and “service recipient” mean Sprint Nextel Corporation and any affiliate with which Sprint Nextel Corporation would be considered a single employer under Internal Revenue Code Section 414(b) or 414(c), provided that in applying Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Internal Revenue Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Internal Revenue Code Sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Internal Revenue Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

2.21 Share Unit. “Share Unit” means a measure of participation under the Plan having a value based on the market value of one share of Series 1, common stock of the Company.

2.22 Spouse. “Spouse” means a Participant’s wife or husband who was lawfully married to the Participant upon the Participant’s death or severance from service.

ARTICLE III

ADMINISTRATION

3.1 Plan Administrator; Company and Committee; Duties. This Plan shall be administered by the Plan Administrator. Decisions of the Plan Administrator may be reviewed by the Company through the Committee. Members of the Committee may be Participants under this Plan. The Company shall also have the authority to make, amend interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan as may arise in connection with the Plan.

3.2 Binding Effect of Decisions. The decision or action of the Company in respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan unless a written appeal is received by the Company within sixty days of the disputed action. The appeal will be reviewed by the Committee, and its decision shall be final, conclusive, and binding on the Participant and on all persons claiming by, through, or under the Participant.

ARTICLE IV

PARTICIPATION

4.1 Participation. Participation in the Plan shall be limited to New Directors and Directors, under age 70, who elect to participate in the Plan by filing a Participation Agreement with the Company. A New Director shall become eligible to participate in the Plan on the first day of the calendar month immediately following the date on which the New Director has served 15 days on the Board. Except as provided below, a Participation Agreement must be received by the Company by, and shall become irrevocable on, the last day of the calendar year immediately preceding the Plan Year in which the Participant’s participation under the agreement will commence. The election to participate shall apply to Fees earned on or after the first day of the Plan Year following receipt by the Company of a properly completed and executed Participation Agreement.

With respect to an individual becoming a Director during a Plan Year who thereby becomes eligible to participate in the Plan, an initial Participation Agreement may be filed within 30 days of the date on which the Director becomes eligible, and such election to participate shall be effective on the first day of the month following the Company’s receipt thereof, except that elections not received by the Company before the 15th day of any calendar month shall be effective no earlier than the first day of the second month following the month of receipt, and such election shall only apply to Fees earned with respect to services performed during the remainder of the calendar year in which such individual first becomes eligible to participate in the Plan. Such election shall become irrevocable upon receipt by the Company.

4.2 Amount of Deferral and Length of Participation. A Participant may elect in any Participation Agreement to defer up to 100% of the Fees that are expected at the time of election to be earned in the Plan Year to which the Participation Agreement relates and all subsequent Plan Years until changed by the Participant’s filing of a new Participation Agreement, provided, the minimum amount of Fees that may be deferred shall, in each case, be $5,000 per year or 100% of Fees payable, whichever is less. Fees deferred under a Participation Agreement shall be distributed upon Separation from Service in accordance with paragraph 7.1 unless the Participant elects in such Participation Agreement to defer distribution until the later of Separation from Service or attainment of a specified age.

(a)	The deferral percentage in each Participation Agreement shall be applied to the Participant’s Fees earned during the period of election.

(b)	A Participant’s election to defer Fees under a Participation Agreement shall be irrevocable as provided in paragraph 4.1; provided, however, that the deferral of Fees under any Participation Agreement may be suspended as provided in paragraph 7.3.

If a Participant desires to change the percentage of Fees deferred or desires to cease deferring Fees, the Participant must file a new Participation Agreement. Such new Participation Agreement must be filed no later than the last day of the calendar year immediately preceding the Plan Year in which the new Participation Agreement is to take effect. The new Participation Agreement shall be effective as to Fees earned in Plan Years beginning after the last day of the Plan Year in which the agreement is filed with the Company. Any previously filed Participation Agreement will no longer apply to the deferral of fees. Only one Participation Agreement will be in effect for new deferrals in each Plan Year. In the event a Participant elects to defer Fees pursuant to a new Participation Agreement, the new election shall be treated as an arrangement for which a separate Deferred Benefit Account shall be maintained and separate Deferral Benefits shall be payable.

ARTICLE V

DEFERRED FEES

5.1 Elective Deferred Fees. The amount of Fees that a Participant elects to defer in the Participation Agreement executed by the Participant, with respect to each Plan Year of participation in the Plan, shall be credited by the Company to the Participant’s Deferred Benefit Account

throughout each Plan Year as the Participant is paid. The amount credited to a Participant’s Deferred Benefit Account shall equal the amount deferred, except to the extent that the Company is required to withhold any taxes or other amounts related to the Participant’s deferred fees pursuant to any federal, state or local law. In the event withholding is required, the amount required to be withheld shall first be taken from the Participant’s fees that have not been deferred. If these fees are not sufficient to meet the withholding obligation, the remainder will be taken from the amount deferred.

5.2 Vesting of Deferred Benefit Account.

(a) Vesting provisions before February 8, 2005. Participants shall be 100% vested in their Deferred Benefit Accounts, except for the Account B resulting from a One Time Grant. The Share Units granted as part of a One Time Grant will vest at the rate of 50% on the fifth anniversary of the Participant’s election as a Director and 10% per year on the sixth through tenth anniversaries of such election. The Share Units resulting from dividend credits on such Share Units will vest at the same time as such Share Units vest. Any Share Units that have not vested at the time of the Participant’s Separation from Service as a Director shall be forfeited.

(b) Vesting provisions on and after February 8, 2005. Participants shall be 100% vested in their Deferred Benefit Accounts, except for the Account B resulting from a One Time Grant. The Share Units granted as part of a One Time Grant (including One Time Grants made before February 8, 2005) shall be 100% vested on the third anniversary of the Participant’s election as a Director, except as follows:

(1) If a Participant departs from the Board at his or her convenience before the third anniversary of the Participant’s election as a Director, the One Time Grant would vest on a pro rata basis in a proportional amount equivalent to the number of full years of service completed since the grant date;

(2) If a Participant departs from the Board because of a change in control (as defined in the 1997 Long-term Stock Incentive Program), a change in policy or otherwise at the convenience of the Board, vesting of the One Time Grant would accelerate upon his or her departure.

The Share Units resulting from dividend credits on such Share Units will vest at the same time as such Share Units vest. Any Share Units that have not vested at the time of the Participant’s Separation from

Service as a Director shall be forfeited. The vesting provided for in this subparagraph 5.2(b) shall not apply to any amount that was earned and vested as of December 31, 2004 pursuant to subparagraph 5.2(a).

If any vesting under this subparagraph 5.2(b) is treated as a parachute payment within the meaning of Internal Revenue Code Section 280G (“280G”), and together with all other payments or benefits contingent on the change in control within the meaning of 280G, results in any portion of such payments or benefits not being deductible by the Company as a result of the application of 280G, the benefits shall be reduced until the entire amount of the benefits is deductible. The reduction shall be effected by reduction of the benefits under the One Time Grant, the exclusion of acceleration of vesting of equity grants under the 1997 Long-term Stock Incentive Program, or portions thereof, in the order elected by the Plan Administrator, provided that reduction would first come from payments or benefits that are not permitted to be valued under Q&A 24(c) of Treasury Regulation Section 1.280G-1 and then by payments or benefits that are permitted to be valued under Q&A 24(c) of Treasury Regulation Section 1.280G-1, until no portion of such payments or benefits is rendered non-deductible by application of 280G.

ARTICLE VI

DEFERRED BENEFIT ACCOUNT

6.1 Determination of Account. Each Participant’s Deferred Benefit Account, as of each Determination Date, shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant’s elective deferred Fees withheld since the immediately preceding Determination Date pursuant to paragraph 5.1 and plus amounts credited to the Participant’s Deferred Benefit Account pursuant to paragraphs 6.3 and 6.4. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

6.2 Type of Deferral. A Participant may elect to have any portion of the amount deferred credited to Account A (fixed income return), or to Account B (Share Units). The initial election shall be made by a properly executed Participation Agreement. An election to change the apportionment of deferred amounts between Accounts A and B may be made by a Participant filing with the Plan Administrator a revised

Participation Agreement indicating such change on or before the last day of a calendar year. The revised Participation Agreement shall be deemed a continuation of the initial Participation Agreement to which it relates. The revised Participation Agreement shall be effective for Fees earned in Plan Years beginning after the date it is filed.

Deferrals in such Plan Years shall be credited in accordance with the election of the revised Participation Agreement.

6.3 Maintenance of Account A. As of each Determination Date, the Participant’s Deferred Benefit Account A shall be increased by the amount of interest earned since the preceding Determination Date based on the Interest Yield. Interest shall be credited on the average of the balances of the Deferred Benefit Account on the Determination Date (before crediting the interest) and on the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

6.4 Maintenance of Account B.

(a)	Conversion between Dollar Amounts and Share Units in Account B. When an amount is to be added to a Participant’s Deferred Benefit Account B, it shall be converted into Share Units, or fractions thereof, by dividing the amount to be credited by the closing price of the Series 1, common stock of the Company, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date. When a number of Share Units is to be subtracted from a Participant’s Deferred Benefit Account B, such number of Share Units shall be converted into a dollar amount by multiplying such number of Share Units by the closing price of the Series 1, common stock of the Company, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date.

(b)	Dividends. When a dividend is declared and paid by the Company on its Series 1, common stock, an amount shall be credited to the Participant’s Account B as though the same dividend had been paid on the Share Units in such account as of the Determination Date immediately preceding the record date for the dividend, and such amount shall be converted to Share Units. Such amount shall be valued as of the Determination Date immediately following the payment of the dividend.

(c)	Effect of Recapitalization. In the event of a stock dividend, stock split, or other corporate reorganization involving the Series 1, common stock of the Company, the Company shall make equitable adjustment to the number of Share Units credited to a Participant’s Account B as may be necessary to give effect to such change in the Company’s capital structure

(d)	Conversion of Share Units to Dollars on Distribution. Share Units in Account B shall be converted to an equivalent dollar amount before any distribution thereof to a Participant pursuant to Article VII. For purposes of distribution, the value of a Share Unit shall be the average closing price of the Company’s Series 1, common stock on the New York Stock Exchange on the last trading day of each of the 12 calendar months immediately preceding the date of distribution. If a Participant elects payment in other than a lump sum, Share Units shall be so converted to a dollar amount with respect to each payment made in the distribution. During the period of distribution, dividends and other equitable adjustments shall be credited to the Participant’s Account B in accordance with subparagraph 6.4(b).

6.5 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in the Participant’s Deferred Benefit Accounts A and B, in each case as of the last day of the preceding Plan Year.

6.6 Transfer Between Accounts. Within the limitations of this paragraph 6.6, a Participant may elect, by executing an Account Transfer Request: (1) to transfer all or any portion of the Participant’s Account A to Account B, or (2) to transfer all or any portion of the Participant’s Account B to Account A. Such election shall be effective on the last day of the calendar month in which the Plan Administrator receives the Participant’s executed Account Transfer Request. Transfers may not be made more than four times in any Plan Year, and no such transfer may be made unless a period of at least three months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer. No part of the Account B resulting from a One Time Grant may be transferred to any other account.

ARTICLE VII

BENEFITS

7.1 Distribution of Deferral Benefits. Subject to paragraph 7.4 below, upon any Separation from Service of the Participant for reasons other than the Participant’s death, the Company shall pay to the Participant a Deferral Benefit equal to the amount of the Participant’s Deferred Benefit Account determined under paragraph 6.1 hereof, but excluding any unvested Share Units. Notwithstanding the preceding sentence, if the Participant elected in the applicable Participation Agreement that the Deferral Benefit be paid upon the later of the Participant’s Separation from Service or attainment of a specified age and the Participant has not attained the specified age at Separation from Service, such Deferral Benefit, in an amount equal to the amount of the Participant’s Deferred Benefit Account determined under paragraph 6.1 hereof, but excluding any unvested Share Units, shall be paid to the Participant upon the Participant’s attainment of the specified age.

7.2 Death. If a Participant dies after the commencement of payments of the Participant’s Deferral Benefit, the Participant’s Beneficiary shall continue to receive the remaining balance of the Participant’s Deferred Benefit Account in accordance with the Participant’s election pursuant to paragraph 7.4.

If a Participant dies before any payments of a Deferral Benefit, the amount to which the Participant’s Beneficiary is entitled under Accounts A and B shall be the Deferred Benefit Account values thereof excluding any unvested Share Units.

The Deferral Benefit shall be payable as provided for in paragraph 7.4.

If a Participant’s Beneficiary dies before payments of the Participant’s Deferral Benefit are complete, payments will continue to be made to the estate of the beneficiary in accordance with the Participant’s election pursuant to paragraph 7.4.

The Deferral Benefit provided above shall be in lieu of all other benefits under this Plan.

7.3 Suspension of Participation; Failure to Continue Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant’s Fees upon the advanced written request of a Participant on account of a “financial hardship” suffered by that Participant. A “financial hardship” shall mean a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s

Spouse or Beneficiary, or the Participant’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The imminent foreclosure of or eviction from the Participant’s primary residence may constitute a financial hardship. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute a financial hardship. Finally, the need to pay for the funeral expenses of the Participant’s Spouse or Beneficiary, or the Participant’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute a financial hardship. A Participant must file any request for suspension on or before the 15th day preceding the regular payment date on which the suspension is to take effect. The Committee, in its sole discretion, shall determine the amount, if any, that will not be deferred by the Participant as a result of the financial hardship. The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods before the effective date of the suspension and will affect amounts deferred for the balance of the Plan Year. A Participant whose deferrals are suspended may not execute a subsequent Participation Agreement that would take effect before the beginning of the third Plan Year following the close of the Plan Year in which the suspension first took effect.

7.4 Form of Benefit Payment

(a)	Upon the happening of the applicable distribution event described in paragraph 7.1 or 7.2 above, the Company shall pay to the Participant or the Participant’s Beneficiary the amount specified therein in one of the following forms as elected by the Participant, either in the Participation Agreement or the Amendment of Payment Election Form filed by the Participant:

(1)	a lump sum payment.

(2)

with respect to balances in Account A, an annual payment of a fixed amount that shall amortize the Deferred Benefit Account balance in equal annual payments of principal and interest over a period from 2 to 20 years. For purposes of determining the amount of the annual payment, the assumed rate of interest on Account A shall be the average of the applicable Interest Yield as of each Determination Date for the 60 months preceding the initial annual installment payment.

(3)	with respect to balances in Account B, an annual payment over a period from 2 to 20 years. Each payment shall be the value, as determined pursuant to subparagraph 6.4(d), of the number of Share Units equal to (i) the number of Share Units in the accounts on the Determination Date immediately following the applicable distribution event described in paragraph 7.1 or 7.2, divided by (ii) the number of annual installments elected.

During the period that a Participant is receiving a distribution from Account B, Share Unit dividends will be added to the Accounts in accordance with subparagraph 6.4(b). Such Share Unit dividends shall be valued in the same manner as previously described, and the value of all such Share Units accruing after a distribution from Account B is made shall be paid to the Participant with the next distribution from the account.

(b)	A Participant may change the form in which or the time at which the Participant’s benefits shall be paid by filing an Amendment of Payment Election Form indicating such change, provided such amended election (i) shall not take effect until at least 12 months after the date on which such election is made and shall be made not less than 12 months before the date the payment otherwise would have been made, and (ii) except in the case of a payment upon the death of the Participant, shall defer payment of the Participant’s Accounts for at least five years from the date initial payment would otherwise have been made. An Amendment of Payment Election Form shall be accepted by the Company only if such form complies with the requirements of the preceding sentence and shall become irrevocable on the date such election is accepted by the Company. No such Amendment of Payment Election Form shall change the amount elected to be deferred in the Participation Agreement to which it relates.

(c)	In the absence of a Participant’s election under subparagraph 7.4(a), benefits shall be paid in the form specified in subparagraphs 7.4(a)(2) and 7.4(a)(3) over a 15 year period.

7.5 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld from a Director’s fees for the federal or any state or local government.

7.6 Commencement of Payments. Unless otherwise provided, payments under this Plan shall be made or commence within 45 days of the first Determination Date, following the applicable distribution event described in paragraph 7.1 or 7.2.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as the Participant’s Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of the Participant’s death before complete distribution to the Participant of the benefits due the Participant under the Plan.

8.2 Amendments. Any Beneficiary Designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)	The surviving Spouse;

(b)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

(c)	The Participant’s personal representative (executor or administrator).

8.4 Effect of Payment. The payment to the Participant’s Beneficiary or the Beneficiaries’ estate shall completely discharge the Company’s obligations relating to the Participant under this Plan.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment.

9.2 Right to Terminate. The Board may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board may also terminate the Plan in its entirety at any time, and upon any such termination, each Participant (a) who is then receiving a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the then remaining balance in the Participant’s Deferred Benefit Account, and (b) who has not received a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Company, the balance in the Participant’s Deferred Benefit Account.

ARTICLE X

MISCELLANEOUS

10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, claims, or interests in any property or assets of the Company or its subsidiaries, nor shall they be Beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or that may be acquired by the Company (“Policies”). Such Policies or other assets of the Company and its subsidiaries shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of such assets and Policies shall be and remain the general, unpledged, unrestricted assets of the Company and its subsidiaries. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, before actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3 Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Company and the Participant, and the Participant (or the Participant’s Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained as a Director.

10.4 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, by taking such physical examinations as the Company may deem necessary, and by taking such other action as may be requested by the Company.

10.5 Applicable Law. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Kansas, without regard to the principles of conflicts of law.

10.6 Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder.

10.7 Internal Revenue Code Section 409A. The Plan and the benefits provided hereunder are intended to comply with Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Plan so that it will comply with the requirements of Internal Revenue Code Section 409A, the Company does not represent or warrant that the Plan will comply with Internal Revenue Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Internal Revenue Code Section 409A.